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Exhibit 99.2

MRS. FIELDS FAMOUS BRANDS, LLC
MRS. FIELDS FINANCING COMPANY, INC.

OFFER TO EXCHANGE

11 1/2% SENIOR SECURED NOTES DUE 2011
THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
FOR ALL OUTSTANDING
11 1/2% SENIOR SECURED NOTES DUE 2011

AND

9% SENIOR SECURED NOTES DUE 2011
THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
FOR ALL OUTSTANDING
9% SENIOR SECURED NOTES DUE 2011

PURSUANT TO THE PROSPECTUS
DATED JULY    •    , 2004

    •    , 2004

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        Mrs. Fields Famous Brands, LLC (the "Company") and Mrs. Fields Financing Company, Inc. (together with the Company, the "Issuers") are offering, upon and subject to the terms and conditions set forth in the prospectus, dated July    •    , 2004 (the "Prospectus"), and the enclosed letter of transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") an aggregate principal amount of up to $115,000,000.00 of their 11 1/2% Senior Secured Notes due 2011, which have been registered under the Securities Act of 1933, as amended (the "11 1/2% Exchange Notes"), for a like principal amount of the Issuers' issued and outstanding 11 1/2% Senior Secured Notes due 2011 (the "11 1/2% Original Notes ") from the registered holders thereof, and an aggregate principal amount of up to $80,747,000.00 of their 9% Senior Secured Notes due 2011, which have been registered under the Securities Act of 1933, as amended (the "9% Exchange Notes" and, together with the 11 1/2% Exchange Notes, the "Exchange Notes"), for a like principal amount of the Issuers' issued and outstanding 9% Senior Secured Notes due 2011 (the "9% Original Notes" and, together with the 11 1/2% Original Notes, the "Original Notes") from the registered holders thereof. The Exchange Offer is being made in order to satisfy certain obligations of the Issuers and certain subsidiary guarantors contained in the Registration Rights Agreement, dated as of March 16, 2004, by and among the Issuers, the Subsidiary Guarantors named therein and Jefferies & Company, Inc., as Initial Purchaser, related to the 11 1/2% Original Notes as well as the 9% Notes Registration Rights Agreement, dated as of March 16, 2004, by and among the Issuers, the Subsidiary Guarantors named therein and the holders of the 9% Original Notes, related to the 9% Original Notes. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Prospectus.

        We are requesting that you contact your clients for whom you hold Original Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or in the name of your nominee, or who hold Original Notes registered in their own names, we are enclosing the following documents:

  1.
  The Prospectus;

  2.
  The Letter of Transmittal for your use and for the information of your clients;

  3.
  A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Original Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent referred to below prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

  4.
  A form of letter which may be sent to your clients for whose account you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer; and

  5.
  Guidelines for Request for Taxpayer Identification Number on Substitute Form W-9.

        Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on August    •    , 2004 unless extended by the Issuers (the "Expiration Date"). Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

        To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Original Notes, or a timely Book-Entry confirmation of such Original Notes into the Exchange Agent's account at The Depository Trust Company, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

        If a registered holder of Original Notes desires to tender, but such Original Notes are not immediately available, or time will not permit such holder's Original Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under the "The Exchange Offer—Guaranteed Delivery Procedures" section.

        The Issuers will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Original Notes held by them as nominee or in a fiduciary capacity. The Issuers will pay or cause to be paid all stock transfer taxes applicable to the exchange of Original Notes pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

        Any inquiry you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,
MRS. FIELDS FAMOUS BRANDS, LLC MRS. FIELDS FINANCING COMPANY, INC.

         NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

         Enclosures

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  Exhibit 99.2